UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report:
April 30, 2010

Frontier Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-15540 (Commission File Number)	91-1223535 (I.R.S. Employer Identification No.)
c/o Thomas A. Sterken Keller Rohrback L.L.P. Registered Agent of Frontier Financial Corporation 1201 Third Avenue, Suite 3200 Seattle, Washington (Address of principal executive offices)	98101 (Zip Code)
Registrant’s telephone number, including area code: (206) 224-7585

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [   ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
 [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On Friday, April 30, 2010, Frontier Bank (the “Bank”), the wholly-owned subsidiary and principal asset of Frontier Financial Corporation (the “Corporation”), was closed by the State of Washington, Department of Financial Institutions, Division of Banks (the “DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.

In connection with the closure of Frontier Bank, the FDIC issued a press release, dated April 30, 2010, announcing the following:

•	The FDIC entered into a purchase and assumption agreement with Union Bank, National Association, San Francisco, California (“Union Bank”), to assume all of the deposits of Frontier Bank.

•
Frontier Bank’s 50 full service offices will reopen on Monday, May 03, 2010, as branches of Union Bank. Depositors of Frontier Bank will automatically become depositors of Union Bank and deposits will continue to be insured by the FDIC, up to the applicable limits established by law.

•
In addition to assuming Frontier Bank’s deposits, Union Bank agreed to purchase essentially all of Frontier Bank’s $3.50 billion in total assets.  The FDIC and Union Bank entered into a loss-share transaction on $3.04 billion of Frontier Bank’s assets.

•
Customers who have questions about the foregoing matters, or who would like more information about the closure of Frontier Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/frontier.html, or call the FDIC toll-free at 1-800-523-0640.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The appointment of a receiver for the Bank on April 30, 2010, as reported in Item 1.03 above, has resulted in an event of default under the terms of the Corporation’s outstanding junior subordinated debt securities and related trust preferred securities of NorthStar Financial Capital Trust I and II (unconsolidated subsidiaries of the Corporation). Upon occurrence of this event of default, the entire outstanding balance and all accrued, but unpaid, interest relating to the trust preferred securities of NorthStar Financial Capital Trust I and II became immediately due and payable. As of April 30, 2010, the outstanding balance of trust preferred securities of NorthStar Financial Capital Trust I and II was $5.2 million, plus accrued but unpaid distributions of approximately $311 thousand as of that date.

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2010, immediately following the closure of the Bank, all of its directors resigned from the board of directors of Frontier Bank: David M. Cuthill, Lucy DeYoung, Patrick M. Fahey, Edward D. Hansen, Edward C. Rubatino, Darrell J. Storkson and Marc O. Zenger.

Item 8.01 Other Events.

As of April 30, 2010, the Corporation’s primary assets, excluding its investment in Frontier Bank and its investments in NorthStar Financial Capital Trust I and II, which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $3.2 million.  Liabilities were comprised primarily of junior subordinated debt of $5.2 million and accrued and unpaid interest of approximately $311 thousand.  Accordingly, the Corporation is insolvent.

Forward-Looking Statements

This report includes forward-looking statements and Frontier Financial Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Frontier Financial Corporation’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in Frontier Financial Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. Frontier Financial Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

Based on the Corporation’s current financial condition, the board of directors of the Corporation has retained special counsel to evaluate the Corporation’s options for winding down the affairs of the Corporation. The alternatives under consideration include the dissolution and winding up of the Corporation by its board of directors, by reason of insolvency, pursuant to the Washington Business Corporation Act, or filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code.

A copy of the Corporation’s press release regarding the foregoing event is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

       The following exhibit is being filed herewith and this list shall constitute the exhibit index.

         99.1           Press release dated April 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRONTIER FINANCIAL CORPORATION
(Registrant)
May 3, 2010	/s/ Patrick M. Fahey
(Date)	Patrick M. Fahey Chief Executive Officer